CynergisTek, Inc. Sells Managed Print Services Business to Vereco, LLC for $30 Million

Deal Allows CynergisTek to Become Pure Play Cybersecurity Company

Austin, TX — March 20, 2019 – CynergisTek, Inc., (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity, privacy, and compliance, today announced that it has closed a transaction to sell the assets used in its Managed Print Services (MPS) business division for $30 million to Vereco, LLC, a leading independent provider of healthcare document services. CynergisTek management believes that this transaction will enable CynergisTek to prioritize its core cybersecurity and privacy services.

Under the asset sale agreement, all operations and assets of CynergisTek’s MPS business division were transferred to Vereco. CynergisTek will continue to operate its business division of cybersecurity, privacy, and compliance management consulting. Subject to the terms and conditions of the agreement, the total consideration to CynergisTek is $30 million, of which $1.5 million is subject to future sales activity of the MPS business. CynergisTek’s use of the proceeds will include paying down a majority of its existing debt, which will allow more flexibility to grow the cybersecurity and privacy business. CynergisTek and Vereco also entered into a strategic relationship that will allow CynergisTek to provide cybersecurity assessments and managed services to Vereco’s current and future clients, and also allow Vereco to provide managed print services to current and future clients of CynergisTek.

CynergisTek anticipates that this transaction will allow CynergisTek to strengthen its balance sheet, allowing it to focus on expanding its cybersecurity and privacy services and product offerings, and enabling it to launch these services into other industries. Management believes that the transaction also opens up potential opportunities for mergers and acquisitions that would take advantage of the growing demand for cybersecurity services in the marketplace.

“We believe this sale will allow CynergisTek to more effectively drive towards our strategic focus of growth in our cybersecurity and privacy business, improve our financial condition through the reduction of debt and increase our agility as a company overall,” said Mac McMillan, CEO of CynergisTek. “At the same time, we are entrusting our managed print customers to a high-quality leading healthcare document services business and will be working to ensure a quick and smooth transition for all customers.”

“Our acquisition of CynergisTek’s MPS business is a win for all,” said Vereco CEO Joe Flynn. “CynergisTek is able to focus on its award-winning cybersecurity business, and we’re able to extend the reach and value of our distinctive approach to healthcare document services. We’re excited by the prospect of bringing the benefits of our enhanced organization to our current and future clients.”

More information about the transaction will be available in a Current Report on Form 8-K, which will be filed within four business days of the closing of the transaction, as well as on CynergisTek's Fourth Quarter and Full Year 2018 earnings call, to be held on March 28, 2019.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity, privacy, and compliance management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/service development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

CynergisTek, Inc.

Bryan Flynn

(512) 402-8550 x8

InvestorRelations@cynergistek.com

Media Contact:

Aria Marketing

Danielle Johns

(617) 332-9999 x241

djohns@ariamarketing.com